Exhibit 23.2
LEE KEELING AND ASSOCIATES, INC.
PETROLEUM CONSULTANTS

TULSA OFFICE
First Place Tower
15 East Fifth Street • Suite 3500
Tulsa, Oklahoma 74103-4350
(918) 587-5521 • Fax: (918) 587-2881

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
As independent petroleum engineers, Lee Keeling and Associates, Inc. hereby consents to the use of the name Lee Keeling and Associates, Inc. and to references to, the inclusion of, and incorporation by reference in the registration statement (Nos. 333-178587, 333-43223, 333-45568, 333-124693) on Form S-8 and in the registration statement (Nos. 333-176522 and 333-180070) on Form S-3 of Harbinger Group Inc. of, Lee Keeling and Associates, Inc.’s report dated November 20, 2013, which report appears in the September 30, 2013 annual report on Form 10-K of Harbinger Group Inc..

/s/ Lee Keeling and Associates, Inc.
LEE KEELING AND ASSOCIATES, INC.
Tulsa, Oklahoma
November 27, 2013